Exhibit 99.1

  Star Gas Partners, L.P. Reports Fiscal 2005 Second Quarter Results

    STAMFORD, Conn.--(BUSINESS WIRE)--May 6, 2005--Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU) (NYSE:SGH), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2005 second quarter and the six-month period ended March 31, 2005. On December 17, 2004, the Partnership sold its propane segment and in March 2004 divested its TG&E segment. Consequently, the historical results of both of these segments are accounted for as discontinued operations in the Partnership's financials.
    For the fiscal 2005 second quarter, Star reported a 15.3 percent increase in total revenues to $555.3 million, compared to total revenues of $481.8 million in the prior year period, as increases in selling prices more than offset a reduction in product sales volume. Average wholesale prices of home heating oil increased 44 percent to $1.35 per gallon for the fiscal 2005 second quarter, from $0.93 per gallon for the prior year period.
    Heating oil volume for the fiscal 2005 second quarter declined year-over-year, from 266.4 million gallons to 245.0 million gallons. The Partnership believes that reasons for the decrease included net customer attrition, conservation due to the rise in heating oil prices and warmer winter weather, partially offset by additional volume from delivery scheduling, acquisitions and other factors. During the fiscal 2005 second quarter, temperatures in the Partnership's geographic operating areas were approximately 3.0 percent warmer than in the year-earlier period, and approximately 3.2 percent colder than normal, as reported by the National Oceanographic Atmospheric Administration ("NOAA"). Net customer attrition for the fiscal 2005 second quarter was 2.0 percent, compared to 1.7 percent for the prior year period.
    From February 1, 2005, through April 30, 2005, the heating oil segment reduced its net customer loss as compared to the prior year period. For the three months ended April 30, 2005, the heating oil segment lost 8,700 accounts (net), or 1.8 percent of its heating oil customer base, as compared to the three months ended April 30, 2004 in which the heating oil segment lost 11,500 accounts (net), or 2.3 percent of its heating oil customer base. The Partnership cannot predict whether this trend will continue.
    Home heating oil per gallon margins for the fiscal 2005 second quarter declined by 1.5 cents per gallon versus the corresponding year-earlier period, but the magnitude of the decline narrowed compared to the fiscal 2005 first quarter, when they were down 5.2 cents per gallon versus the corresponding year-earlier period. The Partnership sold a higher percentage of volume to lower-margin price protected customers, which contributed to the year-over-year per gallon margin decline as consumers continue to seek price protection during periods of high energy prices. In addition, margins were adversely affected by a delay in hedging the price of product sold to certain price protected customers prior to the beginning of fiscal 2005 and a failure to hedge the price of product for price protected customers incorrectly coded as variable customers, which aggregated $2.4 million. The Partnership believes that these hedging issues have been resolved.
    In the fiscal 2005 second quarter, the Partnership recorded an operating loss of $17.3 million, a decline of $81.7 million compared to operating income of $64.4 million in the corresponding year-earlier period. The decline was attributable to a number of factors including: a non-cash goodwill impairment charge of $67.0 million, lower volumes, lower per gallon margins including $2.4 million in hedging issues, $3.1 million in compensation expenses related to a separation agreement with the former CEO, and Sarbanes-Oxley compliance expenses of $1.1 million, partially offset by lower service and installation costs, as well as a reduction in delivery and branch expenses. The decline in the market value of the Partnership's units and the impact of conservation and customer attrition on earnings at the heating oil segment were significant events that triggered a review of the carrying value of the heating oil segment's goodwill and the resulting impairment charge.
    In the fiscal 2005 second quarter, Star reported a net loss of $24.1 million, versus $80.7 million of net income generated in the prior year's comparable quarter. The net loss was due to lower income from continuing operations and a $27.1 million reduction in income from discontinued operations relating to the divested Propane and TG & E segments. Adjustments to the proceeds from the sale of these discontinued operations of $2.5 million and lower interest expense of $1.4 million positively impacted the quarter-to-quarter comparison.
    During the fiscal 2005 second quarter, the Partnership had an EBITDA (Income (loss) from Continuing Operations Before Interest, Taxes, Depreciation and Amortization) loss of $8.3 million, compared to EBITDA of $73.9 million in the prior year period. The decline was attributable to a number of factors including: a non-cash goodwill impairment charge of $67.0 million, lower volumes, lower per gallon margins including $2.4 million in hedging issues, $3.1 million in compensation expenses related to a separation agreement with the former CEO, and Sarbanes-Oxley compliance expenses of $1.1 million, partially offset by lower service and installation costs, as well as a reduction in delivery and branch expenses. EBITDA is a non-GAAP financial measure (see below reconciliation) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations). Management believes this information is of interest to investors as a supplemental measure of the Partnership's operating performance and provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.
    Star Gas Partners Chief Executive Officer Joseph P. Cavanaugh stated, "Given the well-documented challenges of the home heating oil distribution industry, we are encouraged by the Partnership's fiscal second quarter operating results and the operational and customer service improvements Star has made in recent months. Most importantly, we are gratified by the return to more historic home heating oil margin levels. We are continuing to closely examine the cost side of our business. Based on current estimates, we believe operating expenses at the heating oil segment have been reduced by at least $10.0 million on an annual basis. At the Partnership level, management changes and staff reductions should reduce general and administrative expenses by $1.3 million.
    "As we discussed in the March 7 announcement and on the subsequent investment community conference call, we are committed to reversing customer attrition rates, and have been following through with our stated policy of putting more focus at the district-level of our operations - empowering local managers to exercise more control and vesting them with the authority to make critical decisions, from pricing to customer service. This strategy has worked well in the past at our propane segment and at our Meenan Oil operation, and we hope to see similar positive results at our Petro operations."
    For the six-month period ended March 31, 2005, Star achieved a
13.6 percent increase in revenues to $906.0 million, compared to $797.8 million in the corresponding prior year period as increases in selling prices more than offset a decline in product sales due to lower volume.
    During the first half of fiscal 2005, home heating oil volume declined 10.7 percent to 387.3 million gallons, compared to the prior year period. Average wholesale supply costs were $1.36 per gallon, approximately 49 percent higher than the average wholesale supply cost of $0.91 in the comparable year-earlier period. During the 2005 six-month period, temperatures in the heating oil segment's geographic area of operations were approximately 1.2 percent warmer compared to the 2004 six-month period, and approximately 1.0 percent colder than normal during that time frame.
    For the six months ended March 31, 2005, operating income decreased by $117.0 million to an operating loss of $38.4 million, compared to operating income of $78.6 million for the six months ended March 31, 2004. The aforementioned $67.0 million non-cash goodwill impairment charge, lower sales volume, a 2.8 cents per gallon decrease in home heating oil margins, $13.7 million in bridge facility, legal and bank amendment fees, $3.1 million in compensation expense related to a separation agreement with the former CEO, $1.6 million in Sarbanes-Oxley compliance and a $3.4 million increase in delivery and branch expenses, were partially offset by $0.9 million lower depreciation and amortization expenses and a $5.0 million decline in net service expenses. Certain hedging and other issues totaling $7.8 million impacted per gallon home heating oil margins in the 2005 fiscal first quarter and to a lesser extent the 2005 fiscal second quarter.
    Net income for the 2005 six-month period declined to $50.3 million, versus $100.0 million for the 2004 six-month period as the $117.0 million operating income from continuing operations decline, a $42.1 million loss on redemption of debt, and a $46.7 million reduction in discontinued operations income were partially offset by a $155.4 million gain on the sale of the propane segment completed in December 2004.
    EBITDA (Income (loss) from Continuing Operations Before Interest, Taxes, Depreciation and Amortization) for the six months ended March 31, 2005 declined $160.0 million to a loss of $62.3 million. The decrease was due to the non-cash goodwill charge of $67.0 million, the debt redemption loss of $42. 1 million, lower sales volume, a 2.8 cent home heating oil per gallon margin decline due in part to the $7.8 million in hedging and other issues, $13.7 million in bridge facility, legal and bank amendment fees, $3.1 million in compensation expense related to a separation agreement with the former CEO, $1.6 million in Sarbanes-Oxley compliance related fees and higher delivery and branch operating expenses of $3.4 million. EBITDA is a non-GAAP financial measure (see below reconciliation) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations). Management believes this information is of interest to investors as a supplemental measure of the Partnership's operating performance and provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.
    In December 2004, the Partnership completed the sale of its propane segment. Pursuant to the terms of the indenture relating to the Partnership's 10 1/4% Senior Notes due 2013 ("MLP Notes"), the Partnership will be obligated, within 360 days of the sale, to apply the net proceeds of the sale of the propane segment either to reduce indebtedness of the Partnership or of a restricted subsidiary, or to make an investment in assets or capital expenditures useful to the Partnership or any subsidiary. To the extent any net proceeds that are not so applied within that period exceed $10 million ("excess proceeds"), the indenture requires the Partnership to make an offer to all holders of MLP Notes to purchase for cash that number of MLP Notes that may be purchased with excess proceeds at a purchase price equal to 100% of the principal amount of the MLP Notes plus accrued and unpaid interest to the date of purchase.
    After repayment of certain debt and transaction expenses and estimated taxes to be paid of $3.0 million, the net proceeds from the propane segment sale were approximately $156.3 million, constituting approximately $146.3 million of excess proceeds under the Indenture. As of March 31, 2005, the heating oil segment had utilized $53.1 million of such excess proceeds to invest in working capital assets, purchase capital assets and repay long-term debt, and an additional $1.5 million is estimated to be payable for taxes, further reducing the amount of excess proceeds to $91.7 million as of March 31, 2005. The Partnership expects it may utilize all or a portion of the remaining excess proceeds to invest in working capital assets. Accordingly, there can be no assurance that any offer to purchase MLP notes will be made, or, if made, as to the size or timing of such offer.

    REMINDER: Star Gas management will host a conference call and webcast today at 11:00 a.m. (ET). Conference call dial-in is 800/633-8580 or 212/346-6610. The webcast will be available at www.star-gas.com

    Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership's SEC filings and by visiting Star's website at www.star-gas.com.

    This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on the Partnership's financial performance, the price and supply of home heating oil, the consumption patterns of the Partnership's customers, the Partnership's ability to obtain satisfactory gross profit margins, the ability of the Partnership to obtain new accounts and retain existing accounts, the impact of the business process redesign project at the heating oil segment and the ability of the Partnership to address issues related to such project. All statements other than statements of historical facts included in this news release including, without limitation, the statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere herein, are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's Annual Report on Form 10-K for the year ended September 30, 2004 including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS


(in thousands)                                    Sept. 30,  March 31,
                                                    2004       2005
                                                 ---------- ----------
ASSETS
Current assets
  Cash and cash equivalents                      $   4,692  $ 104,976
  Receivables, net of allowance of $5,622 and
   $6,261, respectively                             84,005    222,282
  Inventories                                       34,213     55,313
  Prepaid expenses and other current assets         60,973     62,577
  Current assets of discontinued operations         50,288          -
                                                 ---------- ----------
     Total current assets                          234,171    445,148
                                                 ---------- ----------

Property and equipment, net                         63,701     54,607
Long-term portion of accounts receivables            5,458      5,753
Goodwill                                           233,522    166,522
Intangibles, net                                   103,925     93,029
Deferred charges and other assets, net              13,885     16,218
Long-term assets of discontinued operations        306,314          -
                                                 ---------- ----------
  Total Assets                                   $ 960,976  $ 781,277
                                                 ========== ==========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
  Accounts payable                               $  25,010  $  25,734
  Working capital facility borrowings                8,000    133,145
  Current maturities of long-term debt              24,418     93,983
  Accrued expenses                                  65,491     58,490
  Unearned service contract revenue                 35,361     37,601
  Customer credit balances                          53,927     20,457
  Current liabilities of discontinued operations    50,676          -
                                                 ---------- ----------
     Total current liabilities                     262,883    369,410

Long-term debt                                     503,668    174,473
Other long-term liabilities                         24,654     27,634

Partners' capital (deficit)
  Common unitholders                               167,367    212,249
  Subordinated unitholders                          (6,768)    (1,454)
  General partner                                   (3,702)    (3,248)
  Accumulated other comprehensive income (loss)     12,874      2,213
                                                 ---------- ----------
     Total Partners' capital                       169,771    209,760
                                                 ---------- ----------

     Total Liabilities and Partners' Capital     $ 960,976  $ 781,277
                                                 ========== ==========


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per    Three Months Ended     Six Months Ended
 unit data)                       March 31,             March 31,
                           ---------------------- --------------------
                              2004       2005       2004       2005
                           ---------- ---------- ---------- ----------
Sales:
   Product                 $ 437,395  $ 510,869  $ 701,600  $ 807,988
   Installations and
    service                   44,373     44,448     96,238     98,023
                           ---------- ---------- ---------- ----------
      Total sales            481,768    555,317    797,838    906,011

Cost and expenses:
   Cost of product           273,138    362,741    441,825    585,644
   Cost of installations
    and service               54,688     50,335    111,894    108,710
   Delivery and branch
    expenses                  72,010     70,643    132,688    136,123
   Depreciation and
    amortization expenses      9,522      9,021     19,039     18,143
   General and
    administrative
    expenses                   8,044     12,918     13,745     28,760
   Goodwill impairment
    loss                           -     67,000          -     67,000
                           ---------- ---------- ---------- ----------
      Operating income
       (loss)                 64,366    (17,341)    78,647    (38,369)
Interest expense             (10,448)    (9,071)   (19,749)   (19,946)
Interest income                  781      1,052      1,612      1,435
Amortization of debt
 issuance costs                 (732)      (590)    (1,960)    (1,305)
Loss on redemption of debt         -          -          -    (42,082)
                           ---------- ---------- ---------- ----------
   Income (loss) from
    continuing operations
      before income taxes     53,967    (25,950)    58,550   (100,267)
Income tax expense               669        669      1,000      1,000
                           ---------- ---------- ---------- ----------
   Income (loss) from
    continuing operations     53,298    (26,619)    57,550   (101,267)
Income (loss) from
 discontinued operations
 before gains on sale of
 segments, net of income
 taxes                        27,125          -     42,185     (4,552)
Gains on sale of segments,
 net of taxes                    230      2,520        230    156,164
                           ---------- ---------- ---------- ----------
Net income (loss)          $  80,653  $ (24,099) $  99,965  $  50,345
                           ========== ========== ========== ==========

General Partner's interest
 in net income (loss)      $     739  $    (218) $     933  $     454
                           ---------- ---------- ---------- ----------

Limited Partners' interest
 in net income (loss)      $  79,914  $ (23,881) $  99,032  $  49,891
                           ========== ========== ========== ==========

Basic and Diluted Income
 (Loss) per Limited
 Partner Unit:
Continuing operations      $    1.50  $   (0.74) $    1.65  $   (2.81)
Discontinued operations         0.77          -       1.21      (0.13)
Gain on sale of
 discontinued operations        0.01       0.07       0.01       4.33
                           ---------- ---------- ---------- ----------
Net income (loss)          $    2.27  $   (0.67) $    2.86  $    1.39
                           ========== ========== ========== ==========

Weighted average number of
 Limited Partner units
 outstanding:
     Basic                    35,158     35,783     34,655     35,770
                           ========== ========== ========== ==========
     Diluted                  35,158     35,783     34,655     35,770
                           ========== ========== ========== ==========


                       SUPPLEMENTAL INFORMATION

Earnings (loss) before interest, taxes, depreciation and amortization from continuing operations (EBITDA)

The Partnership uses EBITDA as a measure of liquidity and it is being included because the Partnership believes that it provides investors and industry analysts with additional information to evaluate the Partnership's ability to pay quarterly distributions. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income/(loss) or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA as determined by the Partnership excludes some, but not all of the items that affect net income/(loss), it may not be comparable to EBITDA or similarly titled measures used by other companies. The following tables set forth (i) the calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to cash provided by operating activities.


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       RECONCILIATION OF EBITDA

                                                 Three Months Ended
                                                      March 31,
                                             -------------------------
(in thousands)                                   2004         2005
                                             ------------ ------------
Income (loss) from continuing operations     $    53,298  $   (26,619)
Plus:
    Income tax expense                               669          669
    Amortization of debt issuance costs              732          590
    Interest expense, net                          9,667        8,019
    Depreciation and amortization expense          9,522        9,021
                                             ------------ ------------
           EBITDA                            $    73,888  $ (8,320)(a)

Add/(subtract)
    Income tax expense                              (669)        (669)
    Interest expense, net                         (9,667)      (8,019)
    Unit compensation expense                         32            -
    Provision for losses on accounts
     receivable                                    1,674        2,686
    Loss on sales of fixed assets, net                 6          131
    Goodwill impairment loss                           -       67,000
                                             ------------ ------------
    Change in operating assets and
     liabilities                                 (98,915)     (78,727)
                                             ------------ ------------

           Net cash used in operating
            activities                       $   (33,651)    ($25,918)
                                             ============ ============

(a) Includes non-cash goodwill impairment charge of $67.0 million.


                                                 Three Months Ended
                                                      March 31,
                                             -------------------------
                                                 2004         2005
                                             ------------ ------------
Home heating oil gallons sold (millions)           266.4        245.0


                       SUPPLEMENTAL INFORMATION
                       ------------------------
               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       RECONCILIATION OF EBITDA

                                                 Six Months Ended
                                                     March 31,
                                             -------------------------
(in thousands)                                   2004         2005
                                             ------------ ------------
Income (loss) from continuing operations     $    57,550  $  (101,267)
Plus:
    Income tax expense                             1,000        1,000
    Amortization of debt issuance costs            1,960        1,305
    Interest expense, net                         18,137       18,511
    Depreciation and amortization expense         19,039       18,143
                                             ------------ ------------
           EBITDA                            $    97,686  $(62,308)(a)

Add/(subtract)
    Income tax expense                            (1,000)      (1,000)
    Interest expense, net                        (18,137)     (18,511)
    Unit compensation expense                         84           18
    Provision for losses on accounts
     receivable                                    3,217        4,407
    Loss on redemption of debt                         -       42,082
    (Gain) loss on sales of fixed assets, net       (130)          58
    Goodwill impairment loss                           -       67,000
                                             ------------ ------------
    Change in operating assets and
     liabilities                                (152,896)    (209,559)
                                             ------------ ------------

              Net cash used in operating
               activities                    $   (71,176)   ($177,813)
                                             ============ ============

(a) Includes $42.1 million related to early debt redemption and non-cash goodwill impairment charge of $67.0 million.

                                                  Six Months Ended
                                                     March 31,
                                             -------------------------
                                                 2004         2005
                                             ------------ ------------
Home heating oil gallons sold (millions)           433.6        387.3


    CONTACT: Star Gas Partners
             Investor Relations, 203-328-7310
              or
             Jaffoni & Collins Incorporated
             Robert Rinderman or Purdy Tran, 212-835-8500
             SGU@jcir.com